ISSUER FREE WRITING PROSPECTUS
Dated November 23, 2011
Filed pursuant to Rule 433
Registration Statement No. 333-163069

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.
FREE WRITING PROSPECTUS

American Realty Capital New York Recovery REIT, Inc. (the “Company”) filed a registration statement on Form S-11 (including the prospectus dated September 2, 2010) with the SEC on November 12, 2009 and the registration statement became effective on September 2, 2010. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus and supplements thereto are available on the SEC Web site at
http://sec.gov/Archives/edgar/data/1474464/000114420410048484/v196136_424b3.htm,
http://sec.gov/Archives/edgar/data/1474464/000114420411060043/v238391_424b3.htm and
http://www.sec.gov/Archives/edgar/data/1474464/000114420411064179/v240516_424b3.htm. Alternatively, the Company or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering, will arrange to send you the prospectus and supplements thereto if you request it by calling toll-free 1-877-373-2522.

The Company issued the following press release on November 22, 2011:

CONTACTS
From: Anthony J. DeFazio DeFazio Communications, LLC tony@defaziocommunications.com Ph: 484-532-7783	For: Michael Happel American Realty Capital New York Recovery REIT, Inc. mhappel@arlcap.com Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Acquires
Ten Retail Condominiums in Greenwich Village, Manhattan

New York, NY, November 22, 2011 — American Realty Capital New York Recovery REIT, Inc., (the “Company”) announced that on November 18, 2011, it closed on its acquisition of a fee-simple interest in a portfolio of ten retail condominiums located at 122 Greenwich Avenue in the Greenwich Village neighborhood of Manhattan, New York, for a purchase price, excluding acquisition costs, of approximately $22.5 million.

The condominiums are situated at the base of a 30-unit luxury residential condominium building, built in 2009, known as “One Jackson Square” at the intersection of Eighth Avenue and Greenwich Avenue overlooking Jackson Square Park. The property’s location also borders the neighborhoods of Chelsea and the Meatpacking District. One Jackson Square was built to meet US Green Building Council LEED Silver certification standards.

The One Jackson Square portfolio consists of a total of 8,392 square feet, including four retail units containing approximately 7,080 rentable square feet and four basement storage units of approximately 1,312 square feet. Three of the four retail units, representing 78% of the total retail space, are leased to two tenants – a Starbucks coffeehouse and a TD Bank branch.

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital New York Recovery REIT, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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